Exhibit 99.1
Cumulus Media Inc. Enters into Merger Agreement to Acquire
Citadel Broadcasting Corporation
Financing Commitments Secured for Merger and Refinancings
ATLANTA, March 10, 2011—(BUSINESS WIRE)— Cumulus Media Inc. (NASDAQ: CMLS) today announced it has entered into a definitive merger agreement to purchase Citadel Broadcasting Corporation, under which Cumulus would acquire all of the outstanding common stock and warrants of Citadel at a price of $37.00 per share. This consideration is payable in cash and shares of Cumulus stock, and values Citadel as an enterprise at approximately $2.4 billion. Citadel owns and operates 225 radio stations in over 50 markets and also operates the Citadel Media business, which is among the largest radio networks in the U.S.
Cumulus, which previously announced the pending acquisition of the remaining equity interests of Cumulus Media Partners LLC (“CMP”) it does not currently own, also expects to complete a refinancing of all of the outstanding debt of Cumulus, Citadel and CMP in conjunction with the proposed merger. Cumulus has obtained commitments for up to $500 million in equity financing from Crestview Partners and Macquarie Capital, and commitments from a group of banks for up to $2.525 billion in senior secured credit facilities and $500 million in senior note bridge financing, the proceeds of which will be used to pay the cash portion of the merger consideration, and effect the refinancings.
Cumulus anticipates that the merger, after giving effect to anticipated synergies, will be accretive relative to Cumulus’ current Adjusted EBITDA trading multiple. After giving effect to the proposed acquisition, Cumulus would own 572 radio stations across approximately 120 U.S. markets. A combination of Cumulus and Citadel, together with CMP, would provide Cumulus with following benefits:
•	true national platform with approximately 120 markets, including 8 of the top 10;

•	critical mass necessary to effectively compete and invest in the local digital media marketplace;

•	network distribution for the syndication of content and technology assets;

•	estimated synergies of at least $50 million with a capitalized value of approximately $1.50 to $2.00 per share;

•	optimal platform for further consolidation and increased vertical integration;

•	lower overall leverage and a simplified capital structure; and

•	significantly enhanced equity market capitalization for Cumulus, which would provide greater trading liquidity and strategic flexibility.
Cumulus’ Chairman and CEO, Lew Dickey, commented, “This transaction provides us with a unique opportunity to leverage our proprietary operating systems and technology platform across a vastly expanded national footprint. We’ll have the national scope and financial strength necessary to make critical investments in content and technology necessary to compete in today’s rapidly evolving media landscape. I look forward to working together with our 4,000 new team members to build Cumulus into a dynamic and nationwide local media company.”
Jeffrey Marcus, a Partner at Crestview Partners and former CEO of AMFM, Inc. said, “We are pleased to be partnering with Lew Dickey, who we know and respect, as well as his team of talented managers, to create this remarkable national radio platform which we believe will have the scale to effectively compete and, importantly, to invest in the local digital media marketplace.”
As a result of the merger, each outstanding share of Citadel common stock will be converted into the right to receive, at the election of its holder (subject to certain limitations and adjustments as set forth in the merger agreement), (1) $37.00 in cash or (2) 8.525 shares of Cumulus common stock.
Completion of the merger is subject to certain customary closing conditions, including, among other things, approval of the Citadel stockholders, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulatory approval from the Federal Communications Commission.
Cumulus expects to complete the merger by the end of 2011.
Stockholders holding approximately 54% of the voting power of Cumulus common stock have executed a written consent action adopting and approving the issuances of shares in connection with the merger and equity investment (as well as a related amendment to the Cumulus charter) simultaneously with the execution of the definitive merger agreement. No additional Cumulus stockholder action is required to complete the merger.
UBS Investment Bank is acting as lead financial advisor to Cumulus, and it also has committed to Cumulus to provide debt financing. Macquarie Capital is also acting as a financial advisor to Cumulus, and it has committed to provide debt and equity financing. Moelis & Company delivered a fairness opinion to the Board of Cumulus. Jones Day is acting as legal counsel to Cumulus in the transaction. Goldman, Sachs & Co. is acting as a financial advisor to Crestview Partners.

The Company plans to discuss the merger in its upcoming earnings call on Monday, March 14 at 9:00 AM (EST). The dial-in number for this conference call for domestic callers is 877-830-7699, and international callers should dial 660-422-3366 for call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.
About Cumulus Media Inc.
Cumulus Media Inc. is the second largest radio broadcaster in the United States based on station count, controlling approximately 347 radio stations in 67 U.S. media markets. In combination with its affiliate, Cumulus Media Partners, LLC, the Company is the fourth largest radio broadcast company in the United States based on net revenues. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.
About Crestview Partners
Founded in 2004 and based in New York, Crestview Partners is a value-oriented private equity firm. With approximately $4 billion under management, the firm focuses on the media/cable, healthcare, financial services, and asset management industries. Crestview is led by a group of former partners and leaders in the private equity and media business and senior management of Goldman Sachs and Morgan Stanley. For more information, visit www.crestview.com.
About Macquarie Capital
Macquarie Capital comprises Macquarie Group’s (ASX: MQG, ADR: MQBKY) corporate advisory, capital markets and principal investing capabilities. Macquarie Capital’s expertise spans a variety of industry sectors including telecommunications, media, entertainment and technology, financial institutions, industrials, energy and resources, real estate, infrastructure, utilities and renewables. Macquarie Group has more than 3,700 staff across 31 U.S. locations.
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Forward-Looking Statements
This press release contains “forward-looking” statements regarding the merger of Cumulus and Citadel and related financing, which include expected earnings, revenues, cost savings, leverage, operations, business trends and other such items, that are based on current expectations and estimates or assumptions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, the possibility that the merger or the related financing is not consummated, the failure to obtain necessary regulatory or stockholder approvals or to satisfy any other conditions to the merger, the failure to realize the expected benefits of the merger, and general economic and business conditions that may affect the companies before or following the merger. For additional information regarding risks and uncertainties associated with

Cumulus, see Cumulus’ filings with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the year ended December 31, 2009 and subsequently filed periodic reports. Cumulus assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Additional Information
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Citadel or Cumulus. Cumulus will file a registration statement and an information statement with the Securities and Exchange Commission (the “SEC”) in connection with the proposed merger. INVESTORS ARE URGED TO READ THOSE FILINGS, AND ANY OTHER FILINGS MADE BY CUMULUS WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Those documents, when filed, as well as Cumulus’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Cumulus’ website at www.cumulus.com.
For media inquiries, please contact:
J.P. Hannan
Senior Vice President, Treasurer & Chief Financial Officer
404-260-6600